Exhibit 99.1

Meridian Corporation Reports Net Income of $2.0 Million, or $0.31 Per Diluted Share, in 2Q 2019

MALVERN, Pa., July 29, 2019 — Meridian Corporation (Nasdaq: MRBK) today reported net income increased 12.2% to $2.0 million, or $0.31 per diluted share for the second quarter of 2019, compared to $1.8 million, or $0.28 per diluted share, in the second quarter of 2018, generating a return on average assets and return on average equity of 0.81% and 7.14%, respectively, for the current quarter.  Pretax income for the second quarter of 2019 was reduced by $665 thousand for a class action litigation settlement. This $665 thousand decrease in pretax income reduced second quarter 2019 net income by $517 thousand, or $0.08 per basic and diluted share.

In the first six months of 2019, Meridian’s net income increased 31.1% to $4.0 million, or $0.63 per diluted share, compared to $3.1 million, or $0.48 per diluted share, in the first six months of 2018.

“Meridian’s second quarter operating results were highlighted by strong loan and core deposit growth and solid net interest income, reflecting earning asset expansion and a relatively stable net interest margin,” said Christopher J. Annas, Chairman and CEO. “Loan balances were 13% higher and deposit balances grew 23% at the end of the second quarter compared to a year ago, contributing to our higher profitability.”

“Our SBA lending team that joined Meridian in late 2018 is doing outstanding work serving the entrepreneurs in our markets.  We have the right team in place and are optimistic about this new loan segment and its potential for growth”

“The markets we serve in Pennsylvania, Delaware and New Jersey continue to demonstrate strong economic growth.  This growth, along with the consolidation we are seeing in the banking industry, continues to present opportunities for us to gain market share.”

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2019	2019	2018	2018	2018
(Dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Income:
Net income - consolidated	$2,022	$2,006	$2,364	$2,727	$1,802
Basic earnings per common share	$0.32	$0.31	$0.37	$0.43	$0.28
Diluted earnings per common share	$0.31	$0.31	$0.37	$0.42	$0.28
Net income - excluding Mortgage	2,203	1,969	1,826	1,973	1,701
Net income - Mortgage	(181)	37	538	754	101
Net interest income - consolidated	8,922	8,477	8,441	8,378	8,146

	At the Quarter Ended (Unaudited)
	2019	2019	2018	2018	2018
	June 30	March 31	December 31	September 30	June 30
Balance Sheet:
Total assets	$1,055,906	$1,027,514	$997,480	$959,921	$945,527
Loans, net of fees and costs	885,172	862,372	838,106	806,788	781,622
Total deposits	840,714	810,713	752,130	781,927	683,250
Non-interest bearing deposits	127,158	115,464	126,150	124,855	106,942

	Quarterly
	2019	2019	2018	2018	2018
	June 30	March 31	December 31	September 30	June 30
Performance Ratios:
Return on average assets - consolidated	0.81%	0.83%	0.99%	1.16%	0.81%
Return on average equity - consolidated	7.14%	7.32%	8.66%	10.19%	7.02%

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity.  This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Meridian believes adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE provide a greater understanding of ongoing operations and enhances comparability of results with prior periods. Because management believes that these adjustments are not incurred as a result of ongoing operations, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. This supplemental presentation should not be construed as an inference that Meridian’s future results will be unaffected by similar adjustments to these measures determined in accordance with GAAP.

	Adjusted Net Income and Earnings per Share (Unaudited)
	2019	2019	2018	2018	2018
(Dollars in thousands, except per share data)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Net income - consolidated	$2,022	$2,006	$2,364	$2,727	$1,802
Litigation settlement adjustment, net of tax	517	97	—	—	156
Holding company formation cost adjustment, net of tax	—	—	—	179	—
Contingent asset fair value adjustment, net of tax	—	—	—	138	—
Adjusted net income - consolidated(1)	2,539	2,103	2,364	3,044	1,958

Net income - excluding Mortgage	2,203	1,969	1,826	1,973	1,701
Adjusted net income - excluding Mortgage(1)	2,720	2,066	1,826	2,290	1,857

Net income per common share, diluted	$0.31	$0.31	$0.37	$0.42	$0.28
Litigation settlement adjustment, net of tax	0.08	0.02	—	—	0.02
Holding company formation cost adjustment, net of tax	—	—	—	0.03	—
Contingent asset fair value adjustment, net of tax	—	—	—	0.02	—
Adjusted diluted earnings per share(1)	$0.39	$0.33	$0.37	$0.47	$0.30
Adjusted diluted earnings per share- excluding Mortgage(1)	$0.42	$0.32	$0.28	$0.36	$0.29

	Adjusted Return Ratios (Unaudited)
	2019	2019	2018	2018	2018
	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Return on average assets - consolidated	0.81%	0.83%	0.99%	1.16%	0.81%
Adjusted return on average assets - consolidated(1)	1.02%	0.87%	0.99%	1.29%	0.88%
Return on average equity - consolidated	7.14%	7.32%	8.66%	10.19%	7.02%
Adjusted return on average equity - consolidated(1)	8.96%	7.67%	8.66%	11.34%	7.63%

Return on average assets - excluding Mortgage	0.90%	0.83%	0.79%	0.87%	0.79%
Adjusted return on average assets - excluding Mortgage(1)	1.11%	0.88%	0.79%	0.97%	0.87%
Return on average equity - excluding Mortgage	7.78%	7.18%	6.69%	7.37%	6.63%
Adjusted return on average equity - excluding Mortgage(1)	9.60%	7.54%	6.69%	8.53%	7.24%

(1)

Adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE are non-GAAP measures and remove the tax effect of the charges to earnings for the settlement of outstanding litigation of $148 thousand (second quarter of 2019), $28 thousand (first quarter of 2019), and $44 thousand (second quarter of 2018), respectively,  as well as for the holding company formation costs of $51 thousand, and the fair value adjustment to contingent assets of $39 thousand in the third quarter of 2018.

Financial Highlights

•

Net income for the three and six months ended June 30, 2019 was $2.0 million and $4.0 million, respectively,  increases of $220 thousand or 12.2% and $1.0 million or 31.1% as compared to net income for the same periods in 2018.

•	Total assets of $1.1 billion as of June 30, 2019 increased $58.4 million, or 5.9% year-to-date and $110.4 million or 11.7% year-over-year.
•	Total portfolio loans and leases of $885.2 million as of June 30, 2019 increased $47.1 million, or 5.6% year-to-date and $103.6 million or 13.2% year-over-year.
•	Total deposits of $840.7 million as of June 30, 2019 increased $88.6 million, or 11.8% year-to-date and $157.5 million or 23.0% year-over-year.
•	Non-interest bearing deposits of $127.2 million as of June 30, 2019 increased $1.0 million, or 0.8% year-to-date and $20.2 million or 18.9% year-over-year.
•	Net interest income increased $776 thousand or 9.5% and $1.6 million or 9.9% for the three and six months ended June 30, 2019 over the same periods in 2018.

Income Statement Summary

Net income was $2.0 million, or $0.31 per diluted share for the three months ended June 30, 2019 compared to net income of $1.8 million, or $0.28 per diluted share, for the same period in 2018.  The increase was largely attributable to an increase  in net interest income of $776 thousand, in addition to a lower level of provision for loan losses due to net recoveries recorded in the current quarter.  Non-interest income for the three months ended June 30, 2019 decreased $740 thousand. Net income was $4.0 million, or $0.63 per diluted share for the six months ended June 30, 2019 compared to $3.1 million, or $0.48 per diluted share, for the same period in 2018.

Net interest income increased $776 thousand, or 9.5%, to $8.9 million for the three months ended June 30, 2019,  from $8.2 million for the same period in 2018.  Net interest income increased $1.6 million, or 9.9%, to $17.4 million for the six months ended June 30, 2019, from $15.8 million for the same period in 2018.  The growth in interest income for the three months ended June 30, 2019 compared to the same period in 2018 reflects an increase in average interest earning assets of $120.5 million. The growth in interest income for the six months ended June 30, 2019 compared to the same period in 2018 reflects an increase in average interest earning assets of $129.2 million.  Increases over both periods were partially offset by the decrease in the net interest margin. The net interest margin was 3.72%, and 3.69%, for the three and six months ended June 30, 2019, respectively, compared to 3.88% and 3.89% for the same periods in 2018. The decrease in net interest margin reflects pressure from the rising cost of funds, which has outpaced the favorable trend in yield on interest earning assets during the quarter and six month periods.

The provision for loan losses decreased $399 thousand to $14 thousand and $734 thousand to $233 thousand for the three and six months ended June 30, 2019, respectively.  The allowance was largely funded by net recoveries of $339 thousand for the six months ended June 30, 2019 compared to net charge-offs of $227 thousand for the same period in 2018.

Total non-interest income for the three months ended June 30, 2019 was $7.9 million, down $740 thousand, or 8.5%, from the comparable period in 2018.  Total non-interest income for the six months ended June 30, 2019 was $14.4 million, down $1.3 million, or 8.6%, from the comparable period in 2018. These overall decreases in non-interest income came primarily from our mortgage division.  Also affecting non-interest income, wealth management revenue was down $76 thousand for the three months ended June 30, 2019 compared to the same period in 2018 and $290 thousand for the six months ended June 30, 2019 compared to the same period in 2018.  Fee income for both periods reflected market value changes in assets under management, which decreased correspondingly to changes in the stock market.  These decreases in non-interest income were partially offset by $515 thousand in gains recognized on the sale of SBA loans, as well as $139 thousand in gain on sale of securities, all in the three months ended June 30, 2019. There were no SBA loan sales or sales of securities in the prior year comparable periods. The new SBA lending team, brought on late in 2018, originated $12 million in SBA loans during the first six months of 2019.

Mortgage banking revenue, for the three and six months ended June 30, 2019, was $6.3 million, down $991 thousand, or 13.6%, and $11.2 million, down $904 thousand or 7.5%, from the comparable periods in 2018. These declines in mortgage banking revenue were due primarily to a decline in mortgage originations year over year, despite an increase in the margin on loan sales of 72 basis points and 48 basis points for the three and six months, respectively, due in part to rising interest rates year over year. The net change in fair value of mortgage banking related financial instruments increased $400 thousand for the six months ended June 30, 2019, compared to the same period in 2018. Additionally, realized gains on derivatives related to mortgage banking, included in other non-interest income, decreased $222 thousand for the three months ended June 30, 2019 to a loss of $218 thousand, compared to a gain of $4 thousand for the same period in 2018, while realized gains decreased $1.2 million for the six months ended June 30, 2019 to a loss of $493 thousand, compared to a gain of $704 thousand for the same period in 2018.

Total non-interest expense was $14.2 million for the three months ended June 30, 2019, up $170 thousand, or 1.2%, from $14.1 million for the three months ended June 30, 2018 and $26.4 million for six months ended June 30, 2019, down $276 thousand, or 1.0%, from $26.6 million for the same period in the 2018.  There was a reduction in salaries and employee benefits expense of $640 thousand or 6.8% for the three months ended June 30, 2019 and $1.4 million or 7.6% for the six months ended June 30, 2019, compared to prior year, as full-time equivalent employees, particularly in the mortgage division declined. In addition, variable loan expenses decreased by $55 thousand and $57 thousand over the three and six month periods ended June 30, 2019, respectively, reflecting the lower level of mortgage originations year-over-year. Occupancy and equipment expense was down slightly for both the comparable three month and six month periods, while data processing and information technology expenses were up slightly over these same periods due to increased customer transaction volume.  Professional fees were up $232 thousand and $224 thousand for the three and six month periods ended June 30, 2019 due largely to legal and accounting fees incurred as part of the Maryland mortgage licensing issue announced in the prior quarter, in addition to legal fees incurred related to the  litigation matter discussed below.

Other non-interest expenses increased $568 thousand to $1.7 million for the three months ended June 30, 2019, and $1 million to $2.9 million for the six months ended June 30, 2019, when compared to the prior year comparable periods. The settlement of an outstanding litigation matter contributed $665 thousand to other non-interest expense for the three months ended June 30, 2019, while the impact to other non-interest expense for the six months ended June 30, 2019 was $790 thousand. On July 24, 2019 the Bank agreed to settle outstanding litigation related to former mortgage division

employees for a total cost of $990 thousand.    Additionally, for the six months ended June 30, 2019, $79 thousand of other expense was incurred for the current period impact of the Maryland mortgage licensing issue previously disclosed.  Other contributors to the increase for the six months ended June 30, 2019 are increases in the FDIC insurance assessment, as well as the PA shares tax assessment due to the growth of the Bank from the prior year.

Balance Sheet Summary

As of June 30, 2019, total assets were $1.1 billion compared with $945.5 million as of June 30, 2018 and $997.5 million as of December 31, 2018. Total assets increased $110.4 million, or 11.7%, on a year-over-year basis primarily due to strong loan growth.  Total assets increased $58.4 million, or 5.9%, from year-end, mostly due to an increase in portfolio loans of $47.1 million.

Total loans, excluding mortgage loans held for sale, grew $103.6 million, or 13.2%, to $885.2 million as of June 30, 2019, from $781.6 million as of June 30, 2018. For the six month period ending June 30, 2019, loans, excluding mortgages held for sale increased $47.1 million, or 5.6%, from $838.1 million as of December 31, 2018. The increase in loans for both periods is attributable to several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial loans increased a net $2.9 million, or 1.61%, year-over-year.   Commercial real estate and commercial construction loans combined increased $76.0 million, or 18.9%, year-over-year. Residential loans held in portfolio increased $8.9 million, or 18.5%, year-over-year as certain loan products or terms were targeted to hold in portfolio. Residential mortgage loans held for sale decreased $6.3 million, or 13.8%, to $39.3 million as of June 30, 2019 from June 30, 2018.

Deposits were $840.7 million as of June 30, 2019, up $157.5 million, or 23.0%, from June 30, 2018, and up $88.6 million, or 11.8%, from December 31, 2018. Non-interest bearing deposits increased $20.2 million, or 18.9%, from June 30, 2018 and increased $1.0 million, or 0.8%, from December 31, 2018. New business relationships fueled the increases year-over-year.  Money market accounts/savings accounts increased $69.6 million, or 32.4%, since June 30, 2018 and $52.0 million, or 22.4%, since December 31, 2018 due to new business relationship money market accounts.  Interest-bearing checking accounts decreased $22.2 million, or 20.1%, year-over-year, and decreased $26.6 million or 23.2% from December 31, 2018 due largely to term preference of municipal deposits. Certificates of deposit increased $89.8 million, or 35.8%, since June 30, 2018 and $62.1 million, or 22.3%, since December 31, 2018.

Consolidated stockholders’ equity of the Corporation was $114.4 million, or 10.83% of total assets as of June 30, 2019, as compared to $104.1 million, or 11.01% of total assets as of June 30, 2018. As of June 30, 2019, the Tier 1 leverage ratio was 10.96%, the Tier 1 risk-based capital and common equity ratios were 11.37%, and total risk-based capital was 13.23%. Quarter-end numbers show a tangible common equity to tangible assets ratio of 10.83%. Tangible book value per share was $17.09 as of June 30, 2019, compared with $15.43 as of June 30, 2018.

Asset Quality Summary

Asset quality remains strong year-over-year. The Bank realized net recoveries of 0.04% of total average loans for the quarter ending June 30, 2019, compared with net charge-offs of 0.01% for the quarter ending June 30, 2018. Total non-performing assets, including loans and other real estate property, were $4.3 million as of June 30, 2019, $2.8 million as of June 30, 2018, and $3.9 million as of December 31, 2018. The ratio of non-performing assets to total assets as of June 30, 2019 was 0.40% compared to 0.30% as of June 30, 2018 and 0.39% as of December 31, 2018. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value, was 0.99% as of June 30, 2019, an improvement from the 0.97% recorded as of June 30, 2018 and December 31, 2018.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is a full-service commercial bank headquartered in Malvern, Pennsylvania with 23 offices in the greater Philadelphia Metro market. The Bank offers a full range of commercial and retail loan and deposit products, along with wealth management and electronic payment services. Meridian Mortgage, a division of the Bank, is a top tier provider of residential mortgage loans. For additional information, visit our website at www.meridianbanker.com.  Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.   Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K for the year ended December 31, 2018) and, for periods prior to the completion of the holding company reorganization, Meridian Bank’s filings with the FDIC, including Meridian Bank’s Annual Report on Form 10‑K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10‑Q and current reports on Form 8‑K that update or provide information in addition to the information included in the Form 10‑K and Form 10‑Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

FINANCIAL RATIOS

	Quarterly
	2019	2019	2018	2018	2018
(Dollars in thousands, except per share data)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Earnings and Per Share Data
Net income	$2,022	$2,006	$2,364	$2,727	$1,802
Basic earnings per common share	0.32	0.31	0.37	0.43	0.28
Diluted earnings per common share	0.31	0.31	0.37	0.42	0.28
Common shares outstanding	6,407	6,407	6,407	6,407	6,401

Performance Ratios
Return on average assets - consolidated	0.81%	0.83%	0.99%	1.16%	0.81%
Return on average assets - excluding Mortgage (non-GAAP)	0.90%	0.83%	0.79%	0.87%	0.79%
Return on average equity - consolidated	7.14%	7.32%	8.66%	10.19%	7.02%
Return on average equity - excluding Mortgage (non-GAAP)	7.78%	7.18%	6.69%	7.37%	6.63%
Net interest margin (TEY)	3.72%	3.67%	3.70%	3.72%	3.88%
Yield on earnings assets	5.44%	5.33%	5.19%	5.12%	5.12%
Cost of funds	1.89%	1.81%	1.65%	1.54%	1.37%
Efficiency ratio - consolidated	85%	81%	79%	78%	84%
Adjusted efficiency ratio - consolidated (non-GAAP)	81%	80%	79%	76%	83%
Efficiency ratio - excluding Mortgage (non-GAAP)	77%	72%	73%	71%	73%
Adjusted efficiency ratio - excluding Mortgage (non-GAAP)	68%	71%	72%	67%	71%

Asset Quality Ratios
Net charge-offs to average loans	(0.04%)	(0.01%)	0.00%	0.00%	0.01%
Non-performing loans/Total loans	0.45%	0.43%	0.45%	0.35%	0.34%
Non-performing assets/Total assets	0.40%	0.38%	0.39%	0.30%	0.30%
Allowance for loan losses/Total loans	0.93%	0.94%	0.92%	0.92%	0.90%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value)	0.99%	0.99%	0.97%	0.97%	0.97%
Allowance for loan losses/Non-performing loans	208.28%	218.64%	204.85%	263.89%	261.83%

Capital Ratios
Book value per common share	$17.85	$17.48	$17.10	$16.67	$16.27
Tangible book value per common share	$17.09	$16.70	$16.31	$15.87	$15.43
Total equity/Total assets	10.83%	10.90%	10.98%	11.12%	11.01%
Tangible common equity/Tangible assets	10.42%	10.47%	10.53%	10.64%	10.50%
Tier 1 leverage ratio	10.96%	11.01%	11.16%	10.98%	11.24%
Common tier 1 risk-based capital ratio	11.37%	11.71%	11.72%	11.99%	11.99%
Tier 1 risk-based capital ratio	11.37%	11.71%	11.72%	11.99%	11.99%
Total risk-based capital ratio	13.23%	13.65%	13.66%	13.99%	14.03%

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Quarter Ended		Six Months Ended
(Dollars in Thousands)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Interest Income
Interest and fees on loans	$12,647	$10,507	$24,534	$20,000
Investments	426	302	863	605
Total interest income	13,073	10,809	25,397	20,605

Interest Expense
Deposits	3,715	2,028	6,951	3,687
Borrowings	436	635	1,048	1,080
Total interest expense	4,151	2,663	7,999	4,767

Net interest income	8,922	8,146	17,398	15,838
Provision for loan losses	14	413	233	967
Net interest income after provision for loan losses	8,908	7,733	17,165	14,871

Non-Interest Income
Mortgage banking income	6,321	7,312	11,229	12,133
Wealth management income	912	988	1,776	2,066
SBA income	515	—	515	—
Earnings on investment in life insurance	72	73	144	151
Net change in fair value of mortgage related financial instruments	(168)	(171)	262	(138)
Gain on sale of investment securities available-for-sale	139	—	139	—
Service charges	27	28	54	60
Other	110	438	256	1,452
Total non-interest income	7,928	8,668	14,375	15,724

Non-Interest Expenses
Salaries and employee benefits	8,742	9,382	16,469	17,818
Occupancy and equipment	936	990	1,899	1,950
Loan expenses	668	723	1,136	1,193
Professional fees	709	477	1,180	956
Advertising and promotion	730	631	1,196	1,212
Data processing	324	302	648	590
Information technology	319	243	585	568
Communications	162	240	354	486
Other	1,654	1,086	2,893	1,863
Total non-interest expenses	14,244	14,074	26,360	26,636

Income before income taxes	2,592	2,327	5,180	3,959
Income tax expense	570	525	1,152	887
Net Income	$2,022	$1,802	$4,028	$3,072

Weighted-average basic shares outstanding	6,407	6,395	6,407	6,393
Basic earnings per common share	$0.32	$0.28	$0.63	$0.48

Adjusted weighted-average diluted shares outstanding	6,437	6,425	6,437	6,425
Diluted earnings per common share	$0.31	$0.28	$0.63	$0.48

	Statement of Condition (Unaudited)
(Dollars in Thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Assets
Cash & cash equivalents	$30,630	$38,940	$23,952	$25,823	$27,013
Investment securities	60,816	63,152	63,169	60,449	54,773
Mortgage loans held for sale	39,288	29,612	37,695	34,044	45,571
Loans, net of fees and costs	885,172	862,372	838,106	806,788	781,622
Allowance for loan losses	(8,625)	(8,376)	(8,053)	(7,711)	(7,449)
Bank premises and equipment, net	9,225	9,276	9,638	9,947	10,207
Bank owned life insurance	11,713	11,641	11,569	11,494	11,420
Other real estate owned	120	120	—	—	—
Goodwill and intangible assets	4,909	4,978	5,046	5,114	5,359
Other assets	22,658	15,799	16,358	13,973	17,011
Total Assets	$1,055,906	$1,027,514	$997,480	$959,921	$945,527

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$127,158	$115,464	$126,150	$124,855	$106,942
Interest bearing deposits
Interest checking	88,055	112,484	114,610	103,353	110,259
Money market / savings accounts	284,666	286,463	232,653	276,258	215,042
Certificates of deposit	340,835	296,302	278,717	277,461	251,007
Total interest bearing deposits	713,556	695,249	625,980	657,072	576,308
Total deposits	840,714	810,713	752,130	781,927	683,250
Borrowings	83,927	88,264	120,538	50,199	142,176
Subordinated debt	9,176	9,239	9,239	9,308	9,308
Other liabilities	7,710	7,306	6,021	11,784	6,728
Total Liabilities	941,527	915,522	887,928	853,218	841,462

Stockholders' Equity	114,379	111,992	109,552	106,703	104,065
Total Liabilities & Stockholders’ Equity	$1,055,906	$1,027,514	$997,480	$959,921	$945,527

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in Thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Interest income	$13,073	$12,324	$11,886	$11,573	$10,809
Interest expense	4,151	3,847	3,445	3,195	2,663
Net interest income	8,922	8,477	8,441	8,378	8,146
Provision for credit losses	14	219	319	291	413
Non-interest income	7,928	6,447	7,464	9,167	8,668
Non-interest expense	14,244	12,117	12,556	13,753	14,074
Income before income tax expense	2,592	2,588	3,030	3,501	2,327
Income tax expense	570	582	666	774	525
Net Income	$2,022	$2,006	$2,364	$2,727	$1,802

Weighted-average basic shares outstanding	6,407	6,407	6,407	6,402	6,395
Basic earnings per common share	$0.32	$0.31	$0.37	$0.43	$0.28

Adjusted weighted-average diluted shares outstanding	6,437	6,436	6,433	6,430	6,425
Diluted earnings per common share	$0.31	$0.31	$0.37	$0.42	$0.28